SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT
AGREEMENT AND FORBEARANCE AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT AND FORBEARANCE AGREEMENT (this "Agreement") is made as of the 28th day of April, 2008, by and among

EQUITY MEDIA HOLDINGS CORPORATION, a Delaware corporation (successor-by-merger to Equity Broadcasting Corporation, an Arkansas corporation) ("EMHC"), ARKANSAS 49, INC., an Arkansas corporation, BORGER BROADCASTING, INC., a Nevada corporation, DENVER BROADCASTING, INC., an Arkansas corporation, EBC HARRISON, INC., an Arkansas corporation, EBC PANAMA CITY, INC., an Arkansas corporation, EBC SCOTTSBLUFF, INC., an Arkansas corporation, FORT SMITH 46, INC., a Nevada corporation ("Fort Smith 46"), EQUITY NEWS SERVICES, INC. (formerly known as Hispanic News Network, Inc.), an Arkansas corporation, LOGAN 12, INC., an Arkansas corporation ("Logan 12"), MARQUETTE BROADCASTING, INC., a Nevada corporation, NEVADA CHANNEL 3, INC., an Arkansas corporation, NEWMONT BROADCASTING CORPORATION, an Arkansas corporation, PRICE BROADCASTING, INC., a Nevada corporation, PULLMAN BROADCASTING INC., an Arkansas corporation ("PBI"), REP PLUS, INC., an Arkansas corporation, RIVER CITY BROADCASTING, INC., an Arkansas corporation ("River City"), ROSEBURG BROADCASTING, INC., a Nevada corporation, TV 34, INC., an Arkansas corporation, VERNAL BROADCASTING, INC., a Nevada corporation, WOODWARD BROADCASTING, INC., a Nevada corporation, EBC MINNEAPOLIS, INC., an Arkansas corporation, EBC DETROIT, INC., an Arkansas corporation, EBC BUFFALO, INC., an Arkansas corporation, EBC WATERLOO, INC., an Arkansas corporation, EBC ATLANTA, INC., an Arkansas corporation, EBC SEATTLE, INC., an Arkansas corporation, EBC KANSAS CITY, INC., an Arkansas corporation, EBC SYRACUSE, INC., an Arkansas corporation, NEVADA CHANNEL 6, INC., an Arkansas corporation, EBC PROVO, INC., an Arkansas corporation, EBC SOUTHWEST FLORIDA, INC., an Arkansas corporation, EBC LOS ANGELES, INC., an Arkansas corporation, C.A.S.H. SERVICES, INC. (formerly known as Skyport Services, Inc.), an Arkansas corporation, EBC NASHVILLE, INC., an Arkansas corporation, and EBC JACKSONVILLE, INC., an Arkansas corporation (together, the "Borrowers" and individually, a "Borrower").

SPCP GROUP, LLC, a Delaware limited liability company ("SPCP"), SPF CDO I, LTD., a Cayman Islands limited liability company ("SPF"), FIELD POINT III, LTD., a Cayman Islands limited liability company ("FPIII"), FIELD POINT IV, LTD., a Cayman Islands limited liability company ("FPIV"), WELLS FARGO FOOTHILL, INC., a California corporation ("WFF"), and the other financial institutions which are now, or in accordance with Article XII hereafter become, parties hereto and "Lenders" hereunder (collectively, "Lenders" and each individually, a "Lender");

SILVER POINT FINANCE, LLC, a Delaware limited liability company, as Administrative Agent for Lenders (in such capacity, together with its successors and assigns in such capacity, "Administrative Agent"), and as Documentation Agent for Lenders (in such capacity, together with its successors and assigns in such capacity, "Documentation Agent");

WELLS FARGO FOOTHILL, INC., a California corporation, as Collateral Agent (in such capacity, together with its successors and assigns in such capacity, "Collateral Agent").

WITNESSETH THAT

WHEREAS, Borrowers are indebted to the Lenders pursuant to a certain Third Amended and Restated Credit Agreement dated as of February 13, 2008, as amended and supplemented by a certain First Amendment to Third Amended and Restated Revolving Credit Agreement and Forbearance Agreement dated as of March 19, 2008 (as so amended and supplemented, and as the same may be further amended, restated, supplemented and otherwise modified from time to time, the "Credit Agreement"); and

WHEREAS, Borrowers are in default under the Credit Agreement as described in Exhibit A attached hereto and made a part hereof (the "Existing Defaults"); and

WHEREAS, Borrowers have requested that Lenders, Administrative Agent and Collateral Agent (collectively, "Lender Group") forbear from exercising their rights and remedies under the Credit Agreement, and the related Security Documents as a result of such Existing Defaults and any other Defaults or Events of Default other than any Specified Defaults (as defined herein) until May 5, 2008; and

WHEREAS, Borrowers have requested that certain Term Loan B Lenders provide additional financing to Borrowers as hereinafter provided; and

WHEREAS, Lender Group is willing to agree to forbear from exercising its rights and remedies with respect to the Existing Defaults and any other Defaults or Events of Default other than any Specified Defaults for the Forbearance Period specified herein and on the terms and conditions specified herein and certain Lenders are willing to extend such additional financing on the terms and conditions specified herein and in the Credit Agreement, as amended hereby; and

WHEREAS, the parties hereto desire to amend the Credit Agreement as hereinafter provided;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Definitions.

Unless otherwise defined herein, all capitalized terms used herein shall have the identical meanings assigned to them in the Credit Agreement, as amended hereby.

2.Forbearance.

(a) Acknowledgment of Indebtedness. Borrowers hereby acknowledge, confirm and agree that as of the date hereof and prior to taking into account any Additional Term Loans B (as hereinafter defined), Borrowers are indebted to Lenders in respect of: (i) the Revolving Credit Loan in the aggregate outstanding principal amount of $5,512,500.00 plus accrued and unpaid interest; (ii) the Term Loans A in the aggregate outstanding principal amount of $12,000,000.00, plus accrued and unpaid interest; (iii) the Term Loans B (including, without limitation, certain Additional Term Loans B made prior to the date hereof) in the aggregate outstanding principal amount of $36,040,981, plus accrued and unpaid interest and (iv) all legal and other fees in connection with this Agreement, the Credit Agreement and/or any other Loan Document, including, without limitation, all reasonable fees and expenses of Edwards Angell Palmer & Dodge LLP, special counsel to Administrative Agent, and Paul Hastings, special counsel to Collateral Agent, in each case accrued to the date hereof. The Revolving Credit Loan, the Term Loans A and the Term Loans B, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges now or hereafter payable by Borrowers to Lender, are unconditionally owing by Borrowers, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b) Acknowledgement of Security Interests. Borrowers hereby acknowledge, confirm and agree that Lender Group has and shall continue to have valid, enforceable and perfected first-priority liens upon, and security interests in, the Collateral heretofore granted to Collateral Agent for the benefit of Lenders pursuant to the Loan Documents or otherwise granted to or held by Lender Group, subject to permitted encumbrances, if any.

(c) Acknowledgement Concerning Loans.

Borrowers hereby acknowledge, confirm and agree that no Borrower is entitled to request any further Loans, advances or financial accommodations under the Credit Agreement, and that Lender Group is under no obligation to make any further Loans, advances or financial accommodations to any Borrower. Notwithstanding the foregoing, on the date of closing of this Agreement (the "Second Amendment Closing Date"), the Term Loan B Lenders identified on Exhibit C attached hereto (collectively, the "Additional Term Loan B Lenders"), provided no Termination Event (as hereinafter defined) has occurred, shall make Additional Term Loans B to Borrowers upon request by Borrowers in accordance with and subject to the Credit Agreement, as amended hereby. Such Additional Term Loans B shall be deemed to be Term Loans B as defined in, and subject to the terms of, the Credit Agreement (including, without limitation, provisions as to the accrual and payment of interest and principal) and secured under related Security Documents, as amended.

3.Forbearance in Respect of Events of Default.

(a) Acknowledgement of Defaults. Borrowers hereby acknowledge and agree that the Existing Defaults have occurred as of the date hereof and will be continuing, which Existing Defaults constitute Events of Default. The Borrowers hereby acknowledge and agree that Lender Group has the present right to exercise all remedies available under the Loan Documents and applicable law, and that Borrowers' Obligations to Lender Group are immediately due and payable without notice or demand.

(b) Forbearance.

(i) In reliance upon the representations, warranties and covenants of Borrowers contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Lender Group agrees to forbear from exercising, or causing the exercise of, its rights and remedies under the Loan Documents or applicable law in respect of or arising out of (i) the Existing Defaults, (ii) a Default or Event of Default arising pursuant to Section 2.18 of the Credit Agreement, or (iii) any other Default or Event of Default (other than any of the ones described in Exhibit D attached hereto and made a part hereof (each such excluded Default or Event of Default, individually, a "Specified Default," and collectively, the "Specified Defaults")) subject to the conditions contained herein for the period (the "Forbearance Period") commencing on the date hereof and ending on the earliest to occur of: (i) May 5, 2008, or (ii) the occurrence of a Termination Event (as hereinafter defined).

(ii) Upon the termination of the Forbearance Period, the agreement of Lender Group to forbear shall automatically and without further action terminate and be of no force and effect; it being expressly agreed that the effect of such termination will be to permit Lender Group to exercise, or cause the exercise of, any rights and remedies available to it, if any, immediately, without any further notice, passage of time or forbearance of any kind.

(iii) For the purpose of this Agreement, "Termination Event" shall have the meaning given to such term in that certain Side Letter Agreement dated as of February 13, 2008, as amended by a certain First Amendment to Side Letter Agreement dated as of March 19, 2008, and a certain Second Amendment to Side Letter Agreement of even date herewith by and among Borrowers, Agents and Lenders (as so amended, the "Side Letter Agreement").

(c) No Waivers; Reservation of Rights.

(i) Lender Group has not waived, and is not waiving, by the execution of this Agreement, the funding of Additional Term Loans B, or the acceptance of any payments hereunder or under the Credit Agreement, the Existing Defaults, or any Default, Event of Default or Termination Event which has occurred or may hereafter occur (whether the same or similar to the Existing Defaults, the Specified Defaults or otherwise), and Lender Group has not agreed to forbear with respect to any of its rights or remedies concerning any Default or Event of Default (other than, during the Forbearance Period, the Existing Defaults and any other Default or Event of Default (other than any Specified Defaults) to the extent expressly set forth herein), which may have occurred or is continuing as of the date hereof or which may occur after the date hereof.

(ii) Subject to Section 3(b) above (solely with respect to the Existing Defaults and any other Default or Event of Default other than any Specified Defaults), Lender Group and each Agent reserves the right, in its discretion, to exercise, or cause the exercise of, any or all of their rights and remedies under the Credit Agreement, the other Loan Documents and applicable law as a result of the Existing Defaults, or any other Default or Event of Default (other than any Specified Defaults) which has occurred or may hereafter occur.

(iii) Without limiting the generality of the foregoing, Borrowers will not claim that any prior action or course of conduct by Lender Group or any Agent constitutes an agreement or obligation to continue such action or course of conduct in the future. Each of Borrowers acknowledges that Lender Group or any Agent has made no commitment as to: (i) future funding of the Revolving Credit Loan or Additional Term Loans B, and (ii) how or whether the Existing Defaults or any other Default or Event of Default will be resolved upon termination or expiration of the Forbearance Period.

(iv) Except as expressly provided herein, nothing in this Agreement shall be construed as an amendment to the Credit Agreement, or any other Loan Document. The Credit Agreement and the other Loan Documents are in full force and effect, and shall remain in full force and effect unless and until an agreement modifying the Credit Agreement or such other Loan Document is executed and delivered by the applicable parties, and then only to the extent such agreement actually modifies such documents. The parties hereto further acknowledge and agree that this Agreement shall constitute a Loan Document for all purposes.

4. Additional Definitions. The following new definitions are hereby added to Section 1.01 of the Credit Agreement:

"Additional Amount: from May 6, 2008 through June 5, 2008, an amount equal to one-half of one percent (0.5%), such Additional Amount to increase thereafter by an additional one-half of one percent (0.5%) on each monthly anniversary of May 6, 2008."

"Second Amendment: that certain Second Amendment to Third Amended and Restated Credit Agreement and Forbearance Agreement dated as of April 24, 2008, among Borrowers, Lenders and Agents."

5. Additional Term Loans B. (i) Subject to the terms and conditions contained in the Credit Agreement, as amended by this Agreement, the Additional Term Loan B Lenders agree severally to make one or more loans pursuant to this Section 5 (collectively, the "Additional Term Loans B") to Borrowers during the Forbearance Period, provided, however, that the aggregate principal amount of all Additional Term Loans B (including Additional Term Loans B made prior to the date hereof pursuant to the First Amendment) shall not exceed the Additional Term Loans B Amount. The Additional Term Loans B shall constitute Term Loans B for all purposes of the Credit Agreement, as amended hereby. The Additional Term Loan B Lenders' respective agreements to make Additional Term Loans B (including Additional Term Loans B made prior to the date hereof pursuant to the First Amendment) shall not exceed their respective limits set forth in Exhibit C hereto.

(ii) Borrowers may request Additional Term Loans B during the Forbearance Period within the limits of the Additional Term Loans B Amount; provided, however, that Borrowers shall not have the right to re-borrow principal amounts repaid or prepaid in respect to the Additional Term Loans B. All Additional Term Loans B used for the purposes described in clause (C) below shall be made by the Additional Term Loans B Lenders on the second (2nd) Business Day of each week provided Borrowers maintain a minimum cumulative net cash flow equal to the sum of the "Net Change" for each week (with such calculation beginning with the week of April 14, 2008) provided by Borrowers to Administrative Agent on the first (1st) Business Day of such week pursuant to Section IV of the Side Letter Agreement. The amount of the Additional Term Loans B made in any week shall be equal to the amount of (a) the cash need shown for such week in the "Net Change" line of the cash forecast minus (b) the aggregate amount of any cash or cash equivalents of the Borrowers and their respective Subsidiaries on the immediately preceding Business Day in excess of $100,000. The proceeds of Additional Term Loan B shall be used solely (A) first, on the date hereof, to fund accrued and unpaid interest on the Loans that was due and payable on April 17, 2008, (B) second, on the date hereof, to fund payment of all fees and expenses referred to in the Second New Fee Letters (as defined in Exhibit B hereto), and all fees and expenses of the Agents in closing the transactions contemplated by this Agreement, and (C) on and after the date hereof and in compliance with the terms of this Agreement, the Credit Agreement and the Side Letter Agreement, the balance for Borrowers' customary working capital requirements.

(iii) Borrowers' right to request or receive Additional Term Loans B shall terminate upon termination or expiration of the Forbearance Period.

6.Article I Amendments.

(a) The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read in their entirety as follows:

"Additional Term Loans B Amount: $5,495,541.00"

"Base Rate: the per annum interest rate calculated from time to time as being the sum of (i) the greatest of (A) the Prime Rate, (B) the Federal Funds Rate in effect on such day plus fifty (50) basis points (0.50%), and (C) seven and one-half percent (7.50%) per annum plus (ii) eleven percent (11.00%)."

(b) This Agreement, the Second Amendment to Side Letter Agreement and the Second New Fee Letter shall be included within the definition of "Loan Documents" for the purposes of the Credit Agreement.

7.Article II Amendments.

(a) Section 2.02(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

"(b) Determination of Interest Rate for Loans. Except as hereinafter provided, the interest rate charged by the Lenders in respect to the Loans shall be either (1) the applicable LIBOR Rate pursuant to a Notice of Conversion or Continuation effective on the first day of the Interest Period, plus twelve percent (12.00%), or, (2) if such LIBOR Rate is not available or published, or at Borrowers' option, the Base Rate."

(b) Section 2.02(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

"(d) Interest Payment Dates. Interest on the Revolving Credit Loans, Term Loans A and Letter of Credit Fees shall accrue as of and after the date hereof and shall be payable by Borrowers, jointly and severally, in arrears, without setoff, deduction or counterclaim on the first day of each month, commencing March 1, 2008, and on the Maturity Date, whether by reason of acceleration, prepayment, payment or otherwise. Interest on the Term Loans B shall accrue as of and after the date hereof and be due and shall be payable by Borrowers, jointly and severally, in arrears, without setoff deduction or counterclaim on the first Business Day of each month, commencing March 1, 2008, and on the Maturity Date, whether by reason of acceleration, prepayment, payment or otherwise; provided, however, Borrowers may, upon notice to the Additional Term Loan B Lenders, defer payment in cash of that portion of the total interest accruing on the unpaid principal balance of the Additional Term Loans B, equal to the amount of interest accruing at the rate of two percent (2.00%) per annum (the portion of the total interest accrual so deferred being herein called the "Additional Term Loan B PIK Interest"), as follows:

(y) The Additional Term Loan B PIK Interest on each Monthly Payment Date shall be paid by adding the amount of such Additional Term Loan B PIK Interest to the principal balance of the respective Term Loans B on the corresponding Monthly Payment Date. Once added to the principal balance of such Term Loans B , such Additional Term Loan B PIK Interest shall thereafter accrue interest in accordance with the terms of this Agreement applicable to Term Loans B.

(z) Subject to Sections 2.05(c)(iv) and 2.05(d), but notwithstanding any other provision contained herein to the contrary, the aggregate accrued and unpaid amount of all Term Loan B PIK Interest shall be paid by Borrowers on the Maturity Date and on any date which a payment is made in accordance with Section 2.05."

(c) Section 2.05(d) of the Credit Agreement is hereby amended to read in its entirety as follows:

"(d) Early Termination Fees. In the event of any prepayment or repayment of a Loan made pursuant to Sections 2.05(b)(ii), (iii) or (iv) prior to the date which is thirty-four (34) months after the Closing Date, Borrowers shall pay to Billing Agent for the ratable benefit of Lender or Lenders entitled to such Early Termination Fee a fee (the "Early Termination Fee") calculated as the lesser of (i) (a) the sum of four and one-half percent (4.50%) plus the Additional Amount times (b) the principal amount so paid or prepaid to such Lenders; and (ii) the Make Whole Amount.

Any prepayment or repayment made on or after that date which is thirty-four (34) months after the Closing Date shall be payable at par. In the event the Lenders waive any mandatory prepayment under Section 2.05(b) in connection with any mandatory prepayment event described in Section 2.05(b), any voluntary prepayment of such sums by Borrowers (exclusive, however, of voluntary prepayments of the Revolving Credit Loans and temporary prepayments of the Revolving Credit Loans pending Borrowers' election to reinvest proceeds as permitted by this Agreement) shall be subject to the payment of the Early Termination Fee."

8.Representations and Warranties of the Borrowers.

Borrowers hereby represent and warrant to Lender Group that:

(a) Borrowers have the power and authority to enter into this Agreement and all other agreements contemplated hereby, and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by the Borrowers;

(b) Each of this Agreement and all other agreements to be executed by Borrowers and contemplated hereby has been duly authorized (by all necessary corporate or limited liability company action and otherwise), validly executed and delivered by Borrowers and constitutes the legal, valid and binding obligation of Borrowers enforceable against them in accordance with its terms; and

(c) The execution and delivery of this Agreement and all other agreements to be executed by Borrowers and contemplated hereby and Borrowers' performance hereunder and thereunder do not and will not require the consent or approval of any governmental authority, nor be in contravention of or in conflict with Borrowers' respective Articles of Incorporation or similar document, or the provisions of any statute, or any judgment, order, or indenture, instrument, agreement, or undertaking, to which each Borrower is a party or by which each Borrower or its assets or properties are or may become bound.

9.Conditions to Agreement.

As a condition precedent to the effectiveness of this Agreement, Borrowers shall have delivered to Lender the agreements and documents described in Exhibit B attached hereto and made a part hereof, each in form and substance acceptable to Agents.

10.Cooperation.

The Lender Group hereby acknowledges that it shall cooperate with Borrowers and The Yucaipa Companies LLC and/or its affiliates ("Yucaipa") and assist in Yucaipa's efforts to consummate its investment in Borrowers through convertible debt securities, warrants and/or other securities of Borrowers solely by executing and delivering, at Borrowers' sole expense, UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents as required by Section 9.03 of the Credit Agreement upon the full and final discharge of all of the Obligations and the irrevocable termination of all of the Commitments.

11. Release. (a) In consideration of the agreements of Lender Group contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each Agent and each Lender and their respective successors and assigns, and its affiliates, subsidiaries, predecessors, directors, officers, attorneys, employees, agents and other representatives (each Lender, each Agent and all such other Persons being hereinafter referred to collectively as the "Releasees," and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim," and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or any of its successors, assigns, or other legal representatives, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, as amended hereby, the other Loan Documents or this Agreement or transactions thereunder or related thereto.

(b) Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d) Each Borrower, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrower pursuant to Section 10(a) of this Agreement. If any Borrower, or its respective successors, assigns, or other legal representatives violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

(e) As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

12. Corrective Amendment. All references in the Loan Documents to "SPF CDO I, LLC, a Delaware limited liability company" are hereby amended to read and refer to "SPF CDO I, LTD., a Cayman Islands limited liability company."

13. Acknowledgment of Obligations. The Revolving Credit Loan and the Term Loans, together with interest accrued and accruing thereon, the reimbursement obligations with respect to each letter of credit for the account of Borrowers or any affiliate, and fees, costs, expenses and other charges now or hereafter payable by Borrowers to Lender Group, are unconditionally owing by Borrowers, without offset, defense or counterclaim of any kind, nature or description whatsoever. Each Borrower warrants and represents that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Obligations.

14. No Further Amendments.

Except for the amendments set forth herein or otherwise set forth in any agreement signed by Lender Group and dated the date hereof, the text of the Credit Agreement shall remain unchanged and in full force and effect. No waiver by Lender Group under the Credit Agreement is granted or intended and Lender Group expressly reserves the right to require strict compliance with the terms of the Credit Agreement. The waivers and amendments agreed to herein shall not constitute or evidence a course of dealing at variance with the Credit Agreement such as to require further notice by Lender Group to require strict compliance with the terms of the Credit Agreement in the future.

15. Security Documents.

All obligations of Borrowers under the Credit Agreement, as amended hereby, shall be secured by a first priority security interest and Lien (subject only to Permitted Liens) and be entitled to the benefits of the Security Documents. All Security Documents heretofore executed by the Borrowers shall remain in full force and effect to secure the Obligations, and such Security Documents, as amended hereby, are hereby ratified and affirmed.

16. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement

17. Applicable Law.

THIS AGREEMENT SHALL BE DEEMED TO BE MADE PURSUANT TO THE LAWS OF THE STATE OF CALIFORNIA WITH RESPECT TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY IN THE STATE OF CALIFORNIA AND SHALL BE CONSTRUED, INTERPRETED, PERFORMED AND ENFORCED IN ACCORDANCE THEREWITH.

18. Captions.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

19. Legal Fees.

Borrowers shall pay all reasonable expenses incurred by Lender Group in the drafting, negotiation and closing of the documents and transactions contemplated hereby, including the reasonable fees and disbursements of the Administrative Agent's special counsel and the Collateral Agent's special counsel.

20. Reaffirmation.

Except as amended hereby, the Credit Agreement, the Notes and all Security Documents shall remain in full force and effect and are in all respects hereby ratified and affirmed.

(The next page is the first signature page)

IN WITNESS WHEREOF, Administrative Agent, Collateral Agent, Billing Agent, Lenders and Borrowers have caused this Agreement to be duly executed by their respective duly authorized representatives, as a sealed instrument, all as of the day and year first above written.

BORROWERS:

EQUITY MEDIA HOLDINGS CORPORATION
ARKANSAS 49, INC.
BORGER BROADCASTING, INC.
DENVER BROADCASTING, INC.
EBC HARRISON, INC.
EBC PANAMA CITY, INC.
EBC SCOTTSBLUFF, INC.
EQUITY NEWS SERVICES, INC., f/k/a Hispanic News Network, Inc.
FORT SMITH 46, INC.
LOGAN 12, INC.
MARQUETTE BROADCASTING, INC.
NEVADA CHANNEL 3, INC.
NEWMONT BROADCASTING CORPORATION
PRICE BROADCASTING, INC.
PULLMAN BROADCASTING INC.
REP PLUS, INC.
RIVER CITY BROADCASTING, INC.
ROSEBURG BROADCASTING, INC.
TV 34, INC.
VERNAL BROADCASTING, INC.
WOODWARD BROADCASTING, INC.
EBC MINNEAPOLIS, INC.
EBC DETROIT, INC.
EBC BUFFALO, INC.
EBC WATERLOO, INC.
EBC ATLANTA, INC.
EBC SEATTLE, INC.
EBC KANSAS CITY, INC.
EBC SYRACUSE, INC.
NEVADA CHANNEL 6, INC.
EBC PROVO, INC.
EBC SOUTHWEST FLORIDA, INC.
EBC LOS ANGELES, INC.
C.A.S.H. SERVICES, INC. f/k/a Skyport Services, Inc.

EBC NASHVILLE, INC
EBC JACKSONVILLE, INC.

By:
Name:	James H. Hearnsberger
Title:	Vice President of each

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

ADMINISTRATIVE AGENT, DOCUMENTATION AGENT AND BILLING AGENT:

SILVER POINT FINANCE, LLC, as Administrative Agent, Documentation Agent and Billing Agent

By:
Name:
Title:

Address for Notices to Silver Point Finance, LLC
Two Greenwich Plaza
Greenwich, Connecticut 06830
Attention: Zubin Jariwala
Telecopy No.: (203) 542-4312

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

COLLATERAL AGENT AND BILLING AGENT:

WELLS FARGO FOOTHILL, INC.,
as Collateral Agent and Billing Agent

By:
Dena Seki, Vice President

Address for Notice to Wells Fargo Foothill, Inc.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attention: Group Credit Manager - Specialty Finance Group
Telecopy No.: (310) 453-7442

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

LENDER:

SPCP GROUP, LLC

By:
Name:
Title:

Address for Notices to SPCP Group, LLC:

Two Greenwich Plaza
Greenwich, CT 06830
Attention: Zubin Jariwala
Telecopy No.: (203) 542-4312

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

LENDER:

SPF CDO I, LTD.

By:
Name:
Title:

Address for Notices to SPF CDO I, LTD.:

Two Greenwich Plaza
Greenwich, CT 06830
Attention: Zubin Jariwala
Telecopy No.: (203) 542-4312

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

LENDER:

FIELD POINT III, LTD.

By:
Name:
Title:

Address for Notices to FIELD POINT III, LTD:

Two Greenwich Plaza
Greenwich, CT 06830
Attention: Zubin Jariwala
Telecopy No.: (203) 542-4312

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

LENDER:

FIELD POINT IV, LLC

By:
Name:
Title:

Address for Notices to FIELD POINT IV, LTD:

Two Greenwich Plaza
Greenwich, CT 06830
Attention: Zubin Jariwala
Telecopy No.: (203) 542-4312

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

LENDER:

WELLS FARGO FOOTHILL, INC.

By:
Dena Seki, Vice President

Address for Notice to Wells Fargo Foothill, Inc.
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404
Attention: Group Credit Manager – Specialty Finance Group
Telecopy No.: (310) 453-7442

[Second Amendment to Third Amended and Restated
Credit Agreement and Forbearance Agreement]

EXHIBIT A

EXISTING EVENTS OF DEFAULTS

1. Borrowers' Default in paying interest under the Credit Agreement when due and payable on March 1, 2008.

2. The occurrence of an Event of Default caused by the funding of the Additional Term Loans B which results in the aggregate amount of all Loans and Letter of Credit Usage exceeding the limits set forth in Sections 2.01(a)(i)(2) and 2.01(c)(i)(B) of the Credit Agreement

3. A Default or Event of Default occurring as a result of an inability of the Borrowers to repeat certain warranties and representations as of the date hereof by reason of the following:

a. Section 4.01: To the extent that the Borrowers' have been tardy in their delivery to the Agents in a timely manner prior to the date hereof of all financial statements required by the Credit Agreement.

b. Section 4.06(a): To the extent that the Borrowers are at present late on payment under satellite agreement, programming agreement or other material agreement.

c. Section 4.11 (b): To the extent that the Borrowers have need for additional funding as evidenced by the Additional Term Loans B.

d. Section 4.11(e): To the extent that the Side Letter Agreement requires Borrowers to engage in sale of Stations which may constitute a plan to liquidate properties for the purposes of this Section.

e. Section 4.24 To the extent that Borrowers' requirements for additional funding hereunder and failure to pay certain expenses disclosed to Agents would be deemed to cause a Material Adverse Effect.

f. Section 4.25 To the extent that Borrowers failed to make required payments to Agents under the Credit Agreement prior to date hereof.

4.  Default under Section 5.06 by reason of Borrowers' failure to achieve Minimum EBITDA and Revenues required thereby for January 2008, February 2008 and March 2008.

5. Default under Section 6.05 (e) for Borrowers' failure to deliver Budget required thereby.

6. Defaults under Sections Section 7.04(a)(iv) and 7.13(a) which may occur during the Forbearance period to the extent caused by Borrowers' entering into agreements with the New Equity Investors consistent with the timeline and requirements set forth in the Side Letter Agreement.

EXHIBIT B

CONDITIONS TO CLOSING SECOND AMENDMENT

1.	Fee Letter between Borrowers and Administrative Agent and Fee Letter between Borrowers and Collateral Agent (collectively, the "Second New Fee Letters")

2.	Secured Promissory Notes evidencing Additional Term Loans B

3.	Certificate of Chief Financial Officer or Chief Executive Officer certifying as to the absence of any Specified Defaults as of the date hereof

4.	Certificate of Secretary of Borrowers certifying as to authority and incumbency of officer executing agreements

5.	Payment of closing/amendment fees to each of the Agents.

EXHIBIT C

ALLOCATION OF ADDITIONAL TERM LOANS B (INCLUDING ADDITIONAL TERM LOANS B FUNDED PURSUANT TO FIRST AMENDMENT)

Additional Term Loan B Lender	Maximum Amount of Additional Term Loans B

SPCP GROUP, LLC	$2,432,784.80

SPF CDO I, LLC	$1,099,108.20

FIELD POINT III, LTD.	$1,963,648.00

EXHIBIT D
SPECIFIED DEFAULTS

1. A Default by Borrowers by reason of a breach of any of the following provisions of the Credit Agreement:

a)
Section 6.01, 6.09, 7.01 (solely as a result of Excluded Incurrences (as defined below)) or 7.09, but only if any such Default when aggregated with all other Defaults under Sections 6.01, 6.09, 7.01 (solely as a result of Excluded Incurrences), 7.05, 7.09 and 7.13 and all Events of Default under paragraphs (a), (g), (o), (p), (q) and (r) of Article VIII adversely affects or adversely relates to Collateral with a value equal to or exceeding $3,750,000 in the aggregate (all such Defaults and Events of Defaults, collectively, the "Listed Defaults");

b)
Sections 6.02 (a) and (g), only in the event that the insurance coverage maintained by the Borrowers is less than the level of insurance in effect and maintained by the Borrowers as of the date of this Second Amendment;

c)	Section 6.12;

d)
Section 7.01, but only if such Indebtedness is in excess of $250,000 in the aggregate (other than any incurrence of Indebtedness which would be permitted pursuant to Section 7.01(g) except that the amount thereof exceeds the dollar limit contained in Section 7.01(g)) (any such incurrence, an "Excluded Incurrence", and all such incurrences, the "Excluded Incurrences");

e)
Section 7.02, but only if the Lien or Liens incurred or arising in violation of Section 7.02 (i) are not junior to all Liens granted in favor of Collateral Agent for the benefit of the Agents and the Lenders (except for Liens which arise by operation of law and have priority over the time of recordation), or (ii) are the subject of any exercise of remedies by any creditor holding such Lien to obtain title to the property subject to such Lien (any such property, a "Subject Property");

f)
Section 7.03, 7.05 or 7.06, but only if any such Default when aggregated with any other Defaults under Sections 7.03, 7.05 and 7.06 relates to assets or investments with an aggregate fair market value in excess of $250,000 over the term of the Forbearance Period;

g)	Section 7.08, but only in the event that the Accounts Receivable is sold by the Borrowers at a discount or Agents fail to receive the proceeds from such sale;

h)
Section 7.13, but only if the agreement entered into by a Borrower prohibits (i) such Borrower from amending or otherwise modifying the Loan Agreement or any other Loan Document, or (ii) the creation or assumption of any Lien in favor of the Collateral Agent for the benefit of the Agents and Lenders upon the properties, revenues or assets of, or the extension of any guaranty by, a Borrower, whether now owned or hereafter acquired, such that the prohibition or creation of such Lien when aggregated with all the Listed Defaults adversely affects or adversely relates to Collateral with a value equal to or exceeding $3,750,000 in the aggregate; and

i)	Section 7.15, but only if such Default relates to assets with an aggregate fair market value in accounts of $100,000 in any single transaction over the term of the Forbearance Period.

2.  The occurrence of an Event of Default under any of the following paragraphs of Article VIII:

a)
Paragraph (a), (g), (o), (p), (q), and (r), but only if such Event of Default when aggregated with all the Listed Defaults adversely affects or adversely relates to Collateral with a value equal to or exceeding $3,750,000 in the aggregate;

b)	Paragraphs (b), (c), (i), (j), (m) and (u); and

c)
Paragraphs (d) and (e), but only to the extent that such Event of Default occurs by reason of: (1) a Borrower's failure to observe, perform or comply with a covenant, condition or agreement contained in the Side Letter Agreement, or (2) the occurrence of a Default or Event of Default which constitutes a Termination Event by reason of the provisions or paragraphs set forth and in accordance with the terms of this Exhibit D.

provided, however, that the forbearance of any Default under the terms of this Exhibit D shall not prevent Administrative Agent, Collateral Agent and Lenders from exercising any of their rights with respect to any Subject Property in the event any judgment creditor commences proceedings to exercise any such remedies on such Subject Property against any Borrower.